Exhibit 10.2

AGREEMENT

This agreement, dated as of [DATE](Agreement) between Norfolk Southern Corporation (Corporation) and [NAME], Employee ID No. [##] memorializes your entitlement to certain rights and benefits that would mature upon, and only upon, your Termination (this and other terms not defined in the text are defined in Attachment A hereto) following a Change in Control and your commitment not to engage in Competing Employment for certain periods; (2) absent such Termination, is not intended to affect, and shall not be construed as affecting, the compensation and benefits you are entitled to receive, except as otherwise provided in Article III, subparagraph (iii)(d) of the Agreement; and (3) is not under any circumstances a contract or guarantee of employment with the Corporation. Moreover, upon the happening of such conditions, your rights under any and all employee retirement income or welfare benefit policies, plans, programs or arrangements of the Corporation in which you participate shall be governed by the terms thereof and, except as herein expressly provided, shall not be enlarged hereunder or otherwise affected hereby.

The Agreement's terms and protections reflect the Corporation's beliefs that, in the event of a potential Change in Control, (1) the best interests of its stockholders require management focus and continuity; and (2) such focus and continuity will be enhanced by providing economic protection to officers and other key employees whose employment is most likely to be affected adversely by such a change.

As consideration for the Corporation's offer of this Agreement, and by your acceptance of it, you hereby covenant and agree as follows:

(i)  in the event you (a) are Terminated following a Change in Control and (b) accept any benefits provided for in Article III of this Agreement, you will engage in no Competing Employment for the one-year period that begins on your Termination Date;
(ii) you waive, forgo and otherwise renounce, on your behalf and that of any individual or organization that does or may claim through you, any and all benefits (including without limitation any prior notice of agreement termination therein provided) to which you may or would be entitled under and by virtue of any other agreement, including amendments and supplements thereto, as in effect on the date hereof between you and the Corporation affording you benefits in the event of your Termination, with the result that all and any such agreements, from and after the date hereof, shall have no force and effect; and

(iii)if, prior to a Change in Control, a modification in the nature of your responsibilities with the Corporation (Reassignment) results in a change in the maximum percentage of your salary that may be earned as incentive compensation (Participation Level), upon the effective date of your Reassignment (Reassignment Date), you will become and be eligible to receive only those benefits following a Change in Control as are other individuals at the Participation Level applicable to your new position, the Corporation hereby undertakes to furnish you a new agreement or to furnish an amendment or supplement to this Agreement, to reflect your changed benefits, but its failure or omission to do so shall not affect the benefits to which, under this subparagraph (iii), you are entitled upon and after such Reassignment Date.

I. Effective Date and Term

This Agreement is effective and its term (Term) begins on the date hereof; its Term ends on the earliest of:

1.(i)  the date, prior to a Change in Control, you cease to be an employee of the Corporation;

2.(ii) the date, prior to a Change in Control, you cease to be eligible to participate in the Corporation's Executive Management Incentive Plan or Management Incentive Plan, or any successor plan[s] or program[s]; and

(iii) the date, prior to a Change in Control, that is twenty-four (24) months after you or the Corporation gives notice to the other of the termination of this Agreement, provided, however, that if a Change in Control occurs during the Term hereof, this agreement shall terminate after a period of twenty-four (24) months, beginning on the first day of the month next following the month in which the Change in Control occurs (such period, plus the portion of the month following the Change in Control in which the Change in Control occurs, constituting "the Change in Control Period").

II. Binding on Successors

The Corporation shall require any successor (whether direct or in-direct, by purchase, merger, consolidation, reorganization, share exchange or otherwise) to all or substantially all of the business and/or assets of the Corporation (Successor; and such result, Succession) by agreement, in form and substance satisfactory to the Corporation's chief legal officer or his designee(s), serving immediately prior to the Change in Control, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would have been required to perform it had no such Succession occurred. This Agreement shall be binding upon and inure to the benefit of the Corporation and any Successor (and, from and after any such Succession, that Successor shall be deemed the
"Corporation" for purposes of this Agreement), but otherwise the Corporation shall not assign or transfer any of its rights, or delegate any of its duties or obligations, hereunder.

III. Protection Afforded by the Agreement During the Change in Control Period

Except as limited by subparagraph (ii) concerning retirement, in the event of your Termination during the Change in Control Period, the Corporation shall pay you within ten (10) business days after your Termination Date the Severance Pay indicated in subparagraph (i) herein:

(i) Severance Pay. In lieu of, and in full satisfaction of any and all claims you have or may have thereafter to receive severance pay or benefits under the Norfolk Southern Corporation Severance Pay Plan (or any successor severance pay plan), or to earn any base salary or incentive awards that you had not earned as of your Termination Date, you shall receive a lump-sum payment (Severance Pay) equal to 2.99 times the sum of:

(a) an amount equal to your Base Pay (determined in accordance with Item (B)(ii) in Attachment A); and

(b)  an amount equal to your Incentive Pay (determined in accordance with Item (H) in Attachment A).

(ii) Special Proviso for Those Eligible to Retire. If on your Termination Date you are eligible to retire under the provisions of any of the Corporation's retirement plans (excluding any special, temporary early retirement amendment[s]), as in effect either on the day immediately preceding the Change in Control or on your Termination Date, you may elect to retire on your Termination Date by giving the Corporation written notice as provided in this subparagraph (ii). Not later than two (2) business days following, but not including, the date on which Notice of Termination is given (whether by you or by the Corporation), the Corporation shall advise you in writing of your right herein provided to elect to retire. If you wish to exercise that right, you must so advise the Corporation prior to your Termination Date on an election form it provides and in the manner prescribed under Article IX.

        If and only if you make this election, your retirement will be deemed to have occurred simultaneously with your Termination Date (provided, however, that the "effective date" of such retirement for purposes of such retirement plans shall be as provided under such plans), and, instead of your having the rights provided in this Article III, your rights shall be governed by the retiree (or any specific change in control) provisions of the respective, applicable plans (as to each, on the terms most favorable to you under such plan [excluding any special, temporary early retirement amendment(s)] as in effect either immediately preceding the Change in Control or on your Termination Date), provided, however, that if you make the election herein afforded, you shall still receive the Severance Payments called for in subparagraph (i), and (2) any deferred compensation that you are eligible to receive under this subparagraph (ii) shall be paid in accordance with clause (b) or clause (c) of subparagraph (iii), as applicable, as if your retirement had been a Termination.

(iii) Special Provisions for Deferred Compensation. To the extent that any amount payable under this Article III constitutes “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, the amount shall be subject to the rules set forth below in this subparagraph (iii).

(a) No Revocation of Deferral Election. If you have elected to defer all or any portion of your base pay or incentive pay under the terms of the Executives' Deferred Compensation Plan (or any successor plan[s] or program[s]), and your deferral election has become irrevocable on or before your Termination Date, a corresponding portion of the Base Pay or Incentive Pay provided under subparagraph (i)(a) or (i)(b), above, shall not be paid in a lump sum within 10 days after your Termination Date, but instead shall be deferred and paid out solely under the terms of the Executives' Deferred Compensation Plan (or any successor plan[s] or program[s]), as modified (if applicable) by this subparagraph (iii). The special provision in this clause (a) is intended, and shall be applied, solely to prevent your deferral election or an automatic deferral provision from being revocable or from providing an accelerated payment to the extent such revocation or accelerated payment would violate Section 409A of the Internal Revenue Code.

(b) Payment Following A Section 409A Change in Control. If the Change in Control is a Section 409A Change in Control, as defined in Item (J) in Attachment A, and your Termination Date occurs within 24 months after the Section 409A Change in Control, your entire benefit shall be paid as provided in this Agreement, including clause (a) and clause (e) of this subparagraph (iii).

(c) Payment Following Any Other Change in Control. If the Change in Control is not a Section 409A Change in Control, or if your Termination Date occurs within the Change in Control Period but more than 24 months after the Change in Control, your deferred compensation shall be paid as follows:

(1) Your Severance Pay shall be paid as provided in this Agreement, including clause (a) and clause (e) of this subparagraph (iii).

(2) Your deferred compensation under the Executives’ Deferred Compensation Plan or any successor plan[s] or program[s] shall be paid at the time and in the form provided under the applicable terms of the plan in which you earned the benefit, without any acceleration or other alteration in the time and form of payment as a result of the Change in Control.

(d)Voluntary Termination Following A Section 409A Change in Control. If your employment terminates voluntarily (without good reason) within 24 months following a Section 409A Change in Control, so that your termination is a “separation from service” within the meaning of Section 409A of the Internal Revenue Code but is not a “Termination” within the meaning of Item (L) in Attachment A, then your deferred compensation shall be paid at the time and in the form provided under the applicable terms of the plan in which you earned the benefit.

(e)Six-Month Delay for Specified Employees. If, on your Termination Date, you are a “Specified Employee” within the meaning of Item (K) in Attachment A, any portion of your deferred compensation shall be paid no earlier than six months after your Termination Date. During any period in which a payment to which you are otherwise entitled under this Agreement is delayed solely as a result of this clause (e), the payment shall be credited with interest during the period from your Termination Date until the benefit is distributed at 120% of the short term Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code that is in effect on your Termination Date.

There shall be no right of setoff or counterclaim in respect of any claim, debt or obligation against any payment to, or benefit for, you provided for in this Agreement.

Without limiting your rights to arbitration, at law or in equity, if the Corporation fails on a timely basis to make any payment required to be made pursuant to provisions under this Article III, the Corporation shall pay interest on the amount thereof at an annualized rate of interest equal to three percent (3%) above the then-applicable Prime Rate ("Prime Rate" means the rate of interest publicly announced by JP Morgan Chase Bank in New York City, or its successor, from time to time as its prime rate), unless the payment is subject to a bona fide dispute between the parties that is being pursued in good faith and that has not been finally resolved.

IV. No Mitigation Obligation

You and the Corporation agree that payments made by the Corporation pursuant to this Agreement will be liquidated damages (and in lieu of any claims for any breach whatsoever of this Agreement by the Corporation) and that you will not be required to mitigate the amount of any such payment by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever, other than from Competing Employment, create any mitigation, offset reduction or other obligation on your part hereunder or otherwise.
V. Arbitration

Any controversy or claim between you and the Corporation arising out of or relating to the existence, enforceability, terms or application of this Agreement or any breach or alleged breach thereof, shall be settled by three (3) arbitrators, one of whom shall be appointed by the Corporation, one by you and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator required to be appointed hereunder, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the district having jurisdiction of the city or other municipality in which the arbitration is to be held. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as hereinbefore provided. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have no authority to award punitive, incidental or consequential damages, and they shall apply the substantive law of the Commonwealth of Virginia in reaching a decision.

If you determine in good faith to retain legal counsel and/or to incur other reasonable costs or expenses in connection with any such arbitration or to enforce any or all of your rights under this Agreement or under any arbitration award, the Corporation shall pay all such attorneys' fees, costs and expenses you incur during your lifetime or in the five-year period following your death in connection with non-frivolous applications to interpret or enforce your rights, including enforcement of any arbitration award in court, regardless of the final outcome. Taxable reimbursements shall be provided under this Article V subject to the following requirements: (A) all reimbursements shall be provided pursuant to a written policy that provides an objectively determinable nondiscretionary description of the reimbursements provided; (B) all reimbursements shall be paid no later than the end of the calendar year following the year in which the expense was incurred; (C) no reimbursement shall be subject to liquidation or exchange for another benefit; and (D) the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year. In addition, during the pendency of such arbitration, the Corporation will continue to pay you, with the customary frequency, the greater of your Base Pay as in effect immediately prior to the Change in Control or immediately prior to your Termination until the controversy or claim finally is resolved in accordance herewith.

These payments hereunder shall be in addition to, and not in derogation or mitigation of any other payment or benefit due you under this Agreement. If you are a Specified Employee on your Termination Date, the payments described in this paragraph shall be subject to the six-month delay as provided in the following paragraph.

If you are a Specified Employee on your Termination Date, the only taxable payments or reimbursements provided under this Article V during the first six months following your Termination Date shall be reimbursements that you could otherwise deduct as business expenses under Sections 162 or 167 of the Code (disregarding limitations based on adjusted gross income). After the end of the sixth month following your Termination Date, taxable reimbursements and Base Pay shall be provided as described in the preceding paragraph of this Article V. Any taxable reimbursements and Base Pay that otherwise would have been paid during the first six months following your Termination Date if you had not been a Specified Employee shall be paid or reimbursed in a lump sum, on the first regular payroll date after the end of the sixth month following your Termination Date, with interest payable on such amount at 120% of the short term Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code that is in effect on your Termination Date.

Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Article V will survive a termination or expiration of this Agreement or the termination of your employment for any reason whatsoever.

VI. Employment Rights

Nothing expressed or implied in this Agreement shall create any right or duty on your part or that of the Corporation to have you remain in the employment of the Corporation prior to or following any Change in Control.

VII. Withholding of Taxes and Liability for Taxes

The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, local or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

VIII. Personal Nature of Agreement

This Agreement is personal in nature, and neither you nor the Corporation (except as provided under the caption "Binding on Successors"), without the prior written consent of the other, shall assign or transfer any of its rights, or delegate any of its duties or obligations, except as expressly provided under this caption. Without limiting the generality and effect of the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or by the laws of descent and distribution; in no event shall the Corporation have any obligation or liability to recognize or honor any attempted assignment or transfer that is contrary hereto.

IX. Notice

For all purposes of this Agreement, except as otherwise expressly provided in subparagraph (ii) of Article III, all communications, including without limitation, notices, consents, requests and approvals, provided for herein shall be in writing and shall be deemed to have been duly given when (1) actually delivered or (2) if mailed, five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid,

(i) if to the Corporation, to the attention of its Corporate Secretary at its principal executive office at the time, and
(ii) if to you, at the address at the time on file with the Corporation as your principal residence address, or

(iii)in either case, to such other address as either the Corporation or you shall have furnished the other in writing and in accordance herewith, provided, however, that notices of change of address hereunder shall be effective only upon actual receipt.

X. Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia, without giving effect to the Commonwealth's principles of conflicts of law, save those permitting the parties to an agreement to stipulate the substantive law applicable to the agreement and the procedural law applicable to suits, actions or proceeding relating to it.

XI. Validity/Severability

If any provision of this Agreement or the application of any provision hereof to any person (including a Person) or circumstance is held invalid, illegal or unenforceable, the remainder of this Agreement and the application of such provision to any other person (including a Person) shall not be affected, and the provision(s) so held to be invalid, illegal or unenforceable shall be reformed or excised in good faith by the Corporation, without the necessity of your agreeing thereto, to the extent (and only to the extent) necessary to make it or them valid, legal or enforceable.

XII. Miscellaneous

No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in a writing signed by you and the Corporation. No waiver by either party hereto at any time of any breach or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

XIII. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has directed that this Agreement be executed and delivered on its behalf by one or more officers of the Corporation thereunto duly authorized, and you have indicated your acceptance of and intent to be bound by this Agreement in the space provided below.

NORFOLK SOUTHERN CORPORATION

By:   __________________________________
             Name:
     Title:

         Accepted:

        By: ____________________________________
        Being the same individual named
        in the preamble hereto and referred
        to as "You" in the text.

Date:____________________________________

Attachment A

CERTAIN DEFINITIONS

For purposes of this Agreement:

(A) Actual Incentive Pay Percentage means, in any given year, the percentage actually earned, as determined pursuant to the authority of the Board of Directors, of the maximum potential bonus amount potentially payable to participants in the Corporation's Executive Management Incentive Plan and its Management Incentive Plan, or any successor plan[s] or program[s] to either or both (respectively, EMIP and MIP).

(B) Base Pay means

(i) in determining whether a Termination has occurred, the gross amount of your annual salary in effect on the date of a Change in Control (the gross amount you actually were paid in the pay period coinciding with or immediately preceding the date of the Change in Control, multiplied by the number of pay periods in the year or otherwise determined and expressed as an annual amount).

(ii) in calculating the amount of Severance Pay, the larger of (a) or (b), in either case as limited by (c):

(a)  the amount calculated under Item (B)(i); or

(b) the amount calculated as provided in Item (B)(i), but substituting "Termination Date" for "date of a Change in Control" wherever the latter term appears; and

(c) further provided that, Base Pay used in calculating the amount Severance Pay may not exceed 2.99 times the sum of your annual salary paid during the twelve-month period immediately preceding your Termination Date.

(C) Beneficial Owner means any Person who, under Rule 13d-3 (or successor rules or regulations thereto) promulgated under the Securities Exchange Act of 1934, would be deemed beneficially to own Voting Stock.

(D) Cause refers to your having engaged in any of the following if the result of the same is materially harmful to the Corporation:

(i)  an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Corporation;

(ii)  intentional wrongful damage to property of the Corporation;

(iii) intentional wrongful disclosure of secret processes or of confidential information of the Corporation; or

(iv)  intentional violation of the Corporation's Code of Conduct/Ethics (or any successor[s]) as in effect immediately prior to a Change in Control.
For these purposes, an act or failure to act on your part shall be deemed "intentional" only if you acted or omitted to act otherwise than in accordance with your good faith business judgment of the best interests of the Corporation; in determining whether this standard has been satisfied, you shall be afforded all the presumptions and be entitled to all the protections available to directors under Section 13.1-690 of the Virginia Stock Corporation Act.

(E) A Change in Control occurs upon any of the following circumstances or events:

(i)  The Corporation consummates a merger or other similar control-type transaction or transactions (however denominated or effectuated) with another corporation or other Person (Combination), and immediately thereafter less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person is held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Corporation (Voting Stock);

(ii)  The Corporation consummates any stockholder-approved consolidation or dissolution (however denominated or effectuated) pursuant to a recommendation of the Board;

(iii) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board ("Continuing Director" means (i) each individual who has been a director of the Corporation for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of the Corporation by at least two thirds of the Continuing Directors at the time of such nomination or election);

(iv) The Corporation sells all or substantially all of its assets to any other corporation or other Person, and less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person immediately after such transaction is held in the aggregate by the holders of Voting Stock immediately prior to such sale;

(v) A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act), disclosing that any Person has become the Beneficial Owner of twenty (20) or more percent of the voting power of Voting Stock; or

(vi) The Board determines by a majority vote that, because of the occurrence, or the threat or imminence of the occurrence, of another event or situation with import or effects similar to the foregoing, those who have accepted an agreement of this type are entitled to its protections.

Notwithstanding the provisions of the foregoing subparagraph (v), unless otherwise determined in a specific case by majority vote of the Board, a Change in Control for purposes of this Agreement shall not be deemed to have occurred solely because (a) the Corporation, (b) an entity of which the Corporation is the direct or indirect Beneficial Owner of 50 or more percent of the voting securities or (c) any Corporation-sponsored employee stock ownership plan or any other employee benefit plan of the Corporation either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K, or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Corporation reports that a change in control of the Corporation has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(F)  Competing Employment means the provision of services of any type, kind or nature and in any capacity (whether as a director, partner, officer, employee, independent contractor, consultant or otherwise), whether or not for compensation or other remuneration of any type, kind or nature (current or deferred and whether or not paid or payable to you, or at your direction), to any organization or person

(i)  that is, or

(ii)  that controls, or

(iii) that is controlled by, or

(iv)  one of whose customers or clients which accounted for 5% or more of the organization's or person's gross revenues in the immediately preceding fiscal year or is likely to account for 5% or more of such gross revenues in the current or next succeeding fiscal year is:

(a)  a Class I railroad operating in the United States, Canada or Mexico; or
(b)  a provider or arranger (as to either - one incorporated under the laws of the United States or of any state or political subdivision of either or both) of intermodal services of any kind or nature, any portion of which services is provided or arranged in the United States, provided, however, that the provision of services otherwise prohibited by the foregoing may be permitted if, in the sole judgment of the Corporation's chief legal officer at the time, in providing such services, you do not draw or rely extensively on, or use for a purpose contrary to the Corporation's business interests, the experience and expertise you acquired during and as a result of your employment with, or that you used or employed for the benefit of, the Corporation.

(G) Incentive Opportunity means the percentage of your salary or other fixed compensation that, in accordance with all applicable provisions of the EMIP and MIP – including, without limitation, earnings and return targets - in effect immediately prior to the Change in Control, could be earned as incentive pay.

(H) Incentive Pay means the product of (i) and (ii), as limited by (iii), where:

(i) is 100% of the larger of your Incentive Opportunity

(a) on your Termination Date; or

(b) immediately preceding the date of the Change in Control; and

(ii) is your Base Pay; and

(iii) Incentive Pay used in calculating the amount of your Severance Pay may not exceed 2.99 times the target incentive payment for which you are eligible for the entire current year under the terms of EMIP or MIP (or successor plan[s] or program[s]).

(I) Person means any "person" as that term is used in the Exchange Act or any rules and regulations promulgated thereunder, including any "affiliate" or "associate" of any person, as those terms are used in the Exchange Act or any rules and regulations promulgated thereunder.

(J) Section 409A Change in Control means any event that qualifies as a "Change in Control" (as defined in Item (H), above), and that also constitutes a "change in ownership," "change in effective control," or "change in the ownership of a substantial portion of the Corporation’s assets" with respect to you, as defined in regulations or other guidance under Section 409A of the Internal Revenue Code.

(K) Specified Employee means an officer of the Corporation or of any company controlled by or under common control with the Corporation within the meaning of Section 414(b) or (c) of the Internal Revenue Code (including the Corporation, an “NSC Company”) with annual compensation greater than $130,000 indexed), a five percent (5%) owner of an NSC Company, or a one percent (1%) owner of an NSC Company with annual compensation greater than $150,000 (not indexed), determined in each case in accordance with Section 409A of the Internal Revenue Code. If all NSC Companies have (in the aggregate) more than 50 officers whose annual compensation exceeds $130,000 (indexed), only the 50 officers with the greatest annual compensation shall be considered “Specified Employees.” For purposes of this definition, “annual compensation” shall be determined on the basis of Internal Revenue Service Form W-2, Wage and Tax Statement, excluding foreign compensation.

        If an individual meets the definition of “Specified Employee” at any time during a calendar year, the individual shall be a “Specified Employee” during the 12-month period beginning on the following April 1.

(L) Termination means your “separation from service” within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder in the circumstances described in (i) or (ii) below.

(i) If a condition listed in any one or more of (a) through (h), below, occurs without your prior written consent during the Change in Control Period and results in a material negative change in your relationship with the Corporation, your “separation from service” within the meaning of Section 409A of the Internal Revenue Code, excluding a separation from service on account of disability or death, within two years after the initial existence of the condition:

(a)  You are not elected or reelected to the office of the Corporation you held immediately prior to the Change in Control, or - if you were serving as a director of the Corporation immediately prior to the Change in Control - you are removed as a director;

(b)  Your Base Pay is, or when annualized will be, materially less than the amount determined in accordance with (B)(i) herein;

(c)  Your Incentive Opportunity is materially less than that provided for under Item (G) herein;

(d) The Corporation, except to meet the requirements of applicable federal or state law, (i) terminates, or (ii) materially reduces the value or scope of your rights to any benefits to which you are entitled, and which (before the reduction or termination) have substantial value;

(e)  You determine in good faith that following a Change in Control, you have been rendered substantially unable to carry out or have suffered a substantial reduction in any of the substantial authorities, powers, functions, responsibilities or duties attached to the position you held immediately prior to the Change in Control;

(f) The liquidation, dissolution, merger, consolidation or reorganization of the Corporation or the transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all the duties and obligations of the Corporation under this Agreement either by operation of law or pursuant to the provisions under the Agreement caption "Binding on Successors";
(g)  The Corporation requires you to relocate your principal location of work outside a circle having (i) as its center your principal location of work immediately prior to the Change in Control and (ii) a radius of fifty (50) miles, or requires you to travel away from your office in the course of discharging your responsibilities or duties hereunder significantly more (in terms either of consecutive days or of aggregate days in any calendar year) than was required of you immediately prior to the Change in Control; or

(h)  Without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Corporation or any successor thereto.

If a condition listed in (a) through (h) occurs, you must provide the Corporation with written notice of the condition within 90 calendar days after the initial existence of the condition, and you must allow the Corporation at least 30 calendar days in which to remedy the condition. If the Corporation remedies the condition within the 30-day period, the condition shall not provide a reason for your Termination.

        OR

(ii)  The termination of your employment by the Corporation, during the twenty-four months next succeeding a Change in Control, for any reason except:

(a)  Your death;

(b)  Your Total Disability, as defined in the Long Term Disability Plan of Norfolk Southern Corporation and Participating Subsidiary Companies (or any plan that is successor or in addition thereto), as then in effect, and you begin to receive disability benefits pursuant to that plan;

(c)  Your retirement pursuant to any Board-approved policy or plan, on the terms in effect immediately prior to the Change in Control, providing for mandatory retirement of certain personnel; or

(d)  Cause.

(M) Termination Date means the date on which your Termination becomes effective, as specified in the Notice of Termination (hereinafter defined) or as otherwise occurring.

For these purposes, any purported termination of your employment by the Corporation or by you shall be communicated by written Notice of Termination to the other party hereto, delivered in accordance with the caption concerning "Notice" in the Agreement. The Notice of Termination shall
(i) indicate the specific Termination provision relied upon;

(ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination under the provision(s) so indicated; and
(iii) shall specify the Termination Date, which:

(a)  if the Termination is for Cause, shall be a date not less than thirty (30) days from the date the Notice of Termination is given; and

(b)  if the Termination is not for Cause, shall be a date not less than fifteen (15) nor more than sixty (60) days after such Notice of Termination is given.